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                                                                    Exhibit 99.2

Conference # 7447815, Broadwing Cincinnati Office with host Mike Hemsath, Cincinnati Bell Second Quarter 2003 Earnings Release on July 31st 2003, call time 9:00 a.m. CST.

Operator: Good morning ladies and gentlemen and welcome to the Cincinnati Bell Second Quarter 2003 Earnings Release Conference Call. At this time all participants are in a listen-only mode. Later we will conduct a question and answer session. I would now like to turn the call over to Mr. Mike Hemsath, Director of Investor Relations. Mr. Hemsath you may begin.

Mike: Thanks Christine and good morning. I would like to welcome everyone to the call and thank you for joining us for a review of Cincinnati Bell's Second Quarter Financial and Operational Results. With me on the call today is our newly appointed President and Chief Executive Officer Jack Cassidy and our Chief Financial Officer Tom Schilling. Before we proceed I would like to make a few points.

First, we may make some forward-looking statements that involve potential risks and uncertainties for the company. Future results could differ materially from those about to be discussed. Factors that could cause or contribute to such differences include but are not limited to the company's ability to maintain its market position in communication services, general and economic trends effecting the purchase of telecommunication services, world and national events that may effect the ability to provide such services,


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changes in the regulatory environment and its ability to develop and launch new products and services. More information on potential risks and uncertainties is included in the company's annual form 10-K and quarterly form 10-Q report, Forms 8-K, the S-4 Registration Statements and other filings with the Securities and Exchange Commission. Next I would like to provide a brief introduction of Jack. Jack has been with our company for the last seven years. For the last three years Jack has served as President and Chief Operating Officer of our Cincinnati Bell businesses. During that time Jack led a convergence of these businesses, which has resulted in a significant improvement in our customer service, deeper market penetration of our vast suite of products and a substantial increase in our profitability and cash flow. Since the convergence of our businesses Cincinnati Bell has won six JD Power and Associates awards for Customer Service Excellence. Prior to running Cincinnati Bell Jack led the very successful launches of our market leading wireless and long distance products. As a direct result of Jack's accomplishments over the last five years Cincinnati Bell has increased its revenue by more than 60% and has nearly tripled its operating income. With that I am pleased to introduce Cincinnati Bell's new President and Chief Executive Officer Jack Cassidy.

Jack: Thanks Mike and good morning everyone. Today I would like to spend a few minutes discussing the priorities of this management team. Next I will make some comments on each of our individual businesses here at Cincinnati Bell. I will then ask Tom Schilling our Chief Financial Officer to cover our financial and operational performance in greater detail. I am excited about the opportunity to be the Chief


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Executive Officer of this great company. Cincinnati Bell has a legacy of outstanding performance. In addition our 3400 employees are the very best in the industry and are dedicated to this company. I intend to work hard to build upon this great legacy. Over the past several quarters we executed a comprehensive restructuring, which has left us with an outstanding group of market-leading businesses and a strong financial platform on which to operate those businesses. My priority as the Chief Executive Officer is very clear and simple; to execute our plan to generate cash flow and de-lever our balance sheet. I believe this is paramount to increasing our operating flexibility and to delivering value to our shareholders. To this end we have a strong and stable set of local, long distance and wireless assets that comprise our core businesses. As the second quarter results demonstrated these businesses are very profitable and a source of significant cash flow. This financial strength is the result of our clear focus on operations, customer service, customer retention, operating and capital efficiency. We will challenge our employees to maintain the stability of our businesses and to protect and expand our profitability and cash flow. I have been running our Cincinnati Bell businesses for the last three years. I believe that the success that we have had over that period of time is largely due to a strong focus on metrics-based management. Another objective as CEO will be to make sure that our employees remain focused on the key drivers of our performance. It is not by mistake that we have consistently achieved best in class margins, customer retention and market penetration. We will continue this focus into the future. Additionally we will work to grow our business by leveraging our existing collections of local, long distance, wireless and IT consulting assets.


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Now I would like to spend a few minutes discussing our individual businesses. I will start with Cincinnati Bell Telephone, the cornerstone of our businesses. As in previous quarters a low level of access line loss, continued strong penetration of DSL and our value-added services bundle and a focus on productivity and efficiency have helped us to achieve or consistently achieve outstanding profitability and superior cash flow performance. Year over year access line loss in the second quarter was just 2.1%. This trend compares very favorably to our peer group. About half of this line loss is the result of the disconnection of residential second lines and carrier lines. We believe the loss of second line access is due primarily to a combination of broadband and wireless substitution. As our strong share on each of these products would indicate we are capturing our fair share of this second line migration. Additionally to date we have not yet migrated a single retail access line to UNE-P. Complete connections, our local value-added services bundle and Zoom Town, our ADSL offering each added one point to their respective best in class penetrations during the second quarter. Complete connections now has over 300,000 total customers, a best in class 42% penetration of residential access lines. Our ADSL product has a best in class 9% penetration. During 2003 we have increased our ADSL subscribers by 17%. An important contributor to our financial results is that ADSL growth has exceeded our access line loss over the last several years. As a result total lines into the home, defined as access lines plus ADSL subscribers have increased by 1% to almost 1,088,000 since the end of 1999.

Now let me spend a few moments on our Cincinnati Bell wireless business. There are


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several dynamics that are impacting our wireless business. Competition for acquisition has become irrational in certain segments. Wireless penetration is stabilizing. Our TDMA platform is nearing capacity and we have begun our build out of GSM GPRS technology. With the GSM built out in progress we have been focused upon maximizing the profitability and cash flow of the TDMA platform. Tom will explain in detail how our wireless profitability and cash flow have never been greater. As I mentioned we began the GSM build out during the second quarter. With this technology we expect to improve capital efficiency, offer more sophisticated handsets and a larger suite of wireless data products. We expect to complete the implementation of GSM by the end of 2003.

I will now turn to Cincinnati Bell's Any Distance, our resale long distance business. Cincinnati Bell Any Distance now holds a 70% share in the Cincinnati consumer market and a 45 share in the Cincinnati business market. This has been an excellent source of profitable revenue growth for us over the past three years. Just as important we believe that our share in this business is the primary reason that we have not seen any UNE-P competition to date. Cincinnati Bell Any Distance also recently received a JD Powers and Associates National Award for Residential Long Distance Service to Mainstream Users for the third year in a row. This was our sixth JD Powers and Associates Award in the last three years and a strong illustration of our continuing commitment to customer service.

Now I will discuss the importance of bundling to our business. During the first quarter of


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this year we launched a product called Custom Connections, which allows customers to create their own service bundles of local, long distance, wireless and ADSL. Our goal with Custom Connections as with any bundled product is to continue to drive our industry-leading service penetration and retention metrics and to increase our revenue per household. We have been successful on both fronts. In addition to the deeper market penetration I discussed previously bundling has been a strong driver of Cincinnati Bell Telephone's monthly revenue per household, which was $45 in the second quarter. When combined with our long distance and wireless products Cincinnati Bell's monthly revenue per household was $74 in the quarter. We will continue to look for newer and more effective ways to bundle our products. In addition to bundling our products we have converged our core businesses together and are organized around our customer segments. As a result we have eliminated layers of management and significantly reduced our cost structure. This has been a strong contributor to the industry best operating margins that we have historically produced.

Finally I will discuss Cincinnati Bell's technology solutions, our IT consulting and web hosting businesses. Cincinnati Bell technology solutions products and customers fit very well with our core businesses. In fact approximately half of the revenue of CBTS in the second quarter was derived from customers in the Cincinnati area. We will be working to identify ways that we can more effectively exploit the strong capabilities of these employees and to identify synergies with our core businesses. We are pleased with the performance during the second quarter. We will continue to look for ways to drive growth and to promote retention primarily through the bundles. We will also


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continue to drive the bottom line through productivity and efficiency gains.
Ultimately this will lead to de-levering our balance sheet, gaining greater operating flexibility and creating additional shareholder value. Now I will ask Tom Schilling, our Chief Financial Officer to discuss our second quarter financial performance in greater detail, Tom.

Tom: Thanks Jack and good morning. I would first like to comment on progress against our restructuring plan and then I will provide further details on our second quarter financial results. First, we were pleased to complete the sale of substantially all the assets of our broadband business on June 13th. The sales price was comprised of $92 million in cash proceeds and a $17 million note for working capital purchased by the buyer based on the closing balance sheet. We continue to expect that the majority of the net proceeds will be used to settle retained liabilities and therefore we do not anticipate any substantial reduction of our debt from the sale. The closing of the asset sale effectively eliminates the cash investment of this unit going forward beyond the net proceeds from the sale. As a result we will focus on de-leveraging our balance sheet using the significant cash flow from our core businesses. We continue to believe that this is the most effective and appropriate way to create shareholder value in the near term. In addition we closed on the issuance of $500 million of 7-1/4% senior unsecured notes on July 11th. The net proceeds from this financing were used to pay down our credit facility and virtually eliminate our 2006 refinancing requirements. The success of this transaction demonstrates the confidence investors have in our company. The transaction strengthens both our financial platform and our credit profile as illustrated by our recent ratings upgrade from Standard and Poor's. For your benefit we have


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included our revised credit facility amortization schedule on our web site under the Investor Relations Tab. Finally the last significant items remaining open on our restructuring are the exchanges of the 12-1/2% preferred stock and 9% senior notes from our former Broadwing Communications unit. We expect to complete the exchanges before September 1st.

Now I will review the financial results for the second quarter. Unless stated otherwise all comparisons I make will be to the second quarter of 2002. We reported diluted earnings per share of $1.18 during the quarter. Reported results include the impact of several special items, which I will review in a few moments. Exclusive of the special items diluted earnings per share were $0.07. For the quarter we reported consolidated revenue of $451 million, a decrease of 19%. Selling, general and administrative expenses decreased 15% to $108 million, depreciation and amortization expenses of $40 million was down $83 million. All the reductions were driven primarily by our broadband unit.

Now I will discuss the special items that impacted the second quarter financial results. During the quarter we reported a non-cash gain on the sale of our broadband assets of $299 million or $1.33 per share. This gain was driven largely by the assumption of IRU obligations by the buyer. Within our broadband unit the company reached a tentative settlement agreement on a network construction contract that was in dispute. As a result we reported a non-cash charge of $51 million or $0.22 per share to write off un-billed accounts receivable related to this contract. We also recorded a charge of $7


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million or $0.03 per share for certain success based executive incentives and termination benefits. Finally we settled several contract disputes with a large carrier customer including those related to their bankruptcies. These settlements resulted in a non-recurring benefit of $7 million or $0.03 per share. As a result we reported operating income of $345 million during the quarter, an increase of $309 million. Excluding the special items operating income would have been $97. Looking below the operating income our interest expense was $61 million, an increase of 56%. The increase was due to our financial restructuring completed during the first quarter. Net income for the quarter was $270 million; excluding the impact of the special items net income would have been $20 million.

Now let me cover our cash flow for the quarter. For your benefit we have included comparative consolidating cash flow statements with our press release. During the quarter we reported cash flow of $39 million, an improvement of $64 million over the second quarter of 2002. The $39 million of cash flow includes 40 million of cash consumption related to the divested broadband assets. Therefore our core businesses produced $79 million of cash flow during the quarter, a cash flow margin of 27% on revenue. A key component of our cash flow is managing our capital spending. Capital spending for the quarter was $36 million, a 24% decrease. We continue to expect capital expenditures to be about 10% of revenue for 2003. As Jack mentioned we began our GSM build out during the quarter. Including the second quarter spending of $10 million we expect to spend approximately $30 million of capital during 2003 to complete the initial build out of GSM. Prior to moving to a discussion of the


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performance of our operating segments I would like to highlight a change in the presentation to our local segments. Cincinnati Bell Telephone has historically sold long distance data, Internet and voice services to enterprise customers in Cincinnati leveraging our broadband network. As part of the broadband asset sale this agreement was converted from a resell arrangement to a sales agency arrangement. As a result we have recast all periods presented to reflect the sales agency relationship. The impact of the recast on prior periods was to reduce revenue to reflect the margin on these services as sales commission revenue. During the quarter our local segment Cincinnati Bell Telephone produced revenue of $204 million, a 1% decline. Growth from ADSL, value-added services and long haul services partially offset decreased in access lines and lower equipment sales. Operating expenses declined by 4% to a$128 million driven by a 3% reduction in head count and a decline in appreciation and amortization expenses. As a result operating income was $76 million, a 5% increase and operating margin of 37% improved two points. A continued bright spot was the performance of our ADSL product. During the quarter revenue from ADSL grew by 33%. In addition ADSL generated operating cash flow in the quarter. Capital spending was $18 million. The accelerated profitability combined with outstanding capital efficiency allowed Cincinnati Bell Telephone to produce $53 million of cash flow in the second quarter.

Now let us turn to our wireless segment, Cincinnati Bell Wireless. As Jack mentioned our decision to focus on maximizing the profitability and cash flow of this business is clearly producing the intended results. Our post-pay churn has remained low at about


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1.8%; however we have been selective on our customer acquisition to avoid unprofitable subscribers. Therefore revenue was down 2% at $68 million. The resulting reduction to acquisition cost drove an 11% reduction to operating expenses to $46 million and operating income improved 21% to $22 million. Operating margin expanded six points to 33% of revenue. Capital spending was $14 million; again this included 10 million related to GSM. Wireless produced $20 million of cash flow during the quarter, an increase of 65%. Our other communication services segment, which includes Cincinnati Bell Any Distance and our public pay phone operations produced revenue of $21 million and operating income of $3 million. While revenue was down 1% operating income increased by a million dollars and operating margin improved five points to 13%. By leveraging our bundling strategy our churn on long distance remained low at 2%. Our broadband services segment, which is mainly comprised of the divested broadband assets produced revenue of $177 million and operating income of $254 million. Excluding the impact of the special items I reviewed earlier the segment broke even at the operating income line. Included in the results of the broadband services segment the Cincinnati Bell Technology Solutions our IT consulting and web hosting business. Revenue from this business declined 28% to $30 million due to a reduction in hardware sales as capital spending on technology continues to be sluggish. We are pleased with the progress that we have made during the second quarter. Our businesses continue to produce strong financial results and we have further strengthened our financial platform. Our performance in this quarter confirms our ability to generate more than $200 million of free cash flow annually going forward. Now that we have completed the sale of our broadband assets we will utilize our significant cash flow to de-leverage our balance


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sheet. Now Jack and I would be happy to take any questions that you may have.

Operator: Thank you. We will now begin the question and answer session. If you have a question you will need to push star one on your touch-tone phone. You will hear an acknowledgment that you have been placed in queue. If your question has been answered and you wish to be removed from the queue please press the pound sign. Your questions will be queued in the order in the order that they are received. If you are using a speakerphone please pick up the handset before pressing the numbers. Once again if there are any questions please press star one on your touch-tone phone. Our first question comes from Adam Quinton from Merrill Lynch, please go ahead.

Adam: I had a couple of fairly broad questions. Firstly just looking at the access line losses that you suffered if we look at the trajectory through the last several quarters obviously there is a seasonal effect in 2Q, which you experienced pushing up the access line loss level relative to the last couple of quarters. But you still ended up with an access line decline that is lower than the year ago quarter. I am wondering what you would attribute what I would regard is a greater than normal sort of decline relative to seasonality? Obviously you touched on broadband substitution. I just wondered if there are any effects at the margin making access line loss just a little bit worse than I might have expected? Whether it is competitive activity, a bit more wireless substitution that perhaps there has been historically anything else like that that you might care to comment on? But secondly on the wireless side you made an observation about being selective in terms of acquisition. Obviously in terms of your subscriber count there,


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there was a small decline. Yet in the second quarter generally we have seen wireless carriers record pretty strong results. Certainly the national carriers have come in typically with fairly good advances in net additions certainly on average in that context. I wondered if you could comment on the broader outlook for the wireless business? Then thirdly and finally I would appreciate your comments on cap ex for the balance of the year particularly in wireless and how much more of the GSM spend will we see running through the balance of the year, thanks?

Jack: Thanks Adam, it is Jack. Let me start with your final question and address it. We will spend $30 million this year on the GSM upgrade of the network. We spent 10 year to date; we will spend an additional 20 in the back half as we complete that upgrade. So I think we have given you what our total cap ex will be and we will come in on roughly our plan on that. We will launch GSM in October of this year as sort of a soft launch and then anticipate a much broader launch in the first quarter of next year. I think that falls into your second question. You noted that we had a slight decline in gross activations. Our churn was very good at 1.8. I am just looking at the wireless results of the other carriers as well; I think what you have seen is strong net by the carriers but gross activations have not really increased. I think a lot of people are trying to anticipate local number portability and make sure that they get their churn percentages down, which we have had an industry best over the last couple of quarters let alone the last couple of years. So I think you have to look strongly at that net gross. Then in terms of why we did not grow those gross ones we have reached capacity on our TDMA network. The last thing we wanted to do was spend capital on the TDMA


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network to add in new racks or new radios while we were going to the GSM platform and spending money in there. As you know GSM is much better in terms of capital efficiency than TDMA. So this was the quarter for us to slow things down, which of course increased our operating income.

Adam: And the same would be true in the third and most of the fourth quarter from what you are saying about the GSM launch (inaudible)?

Jack: Well as you know the fourth quarter is very seasonal for wireless and I think that is a quarter you have to play and third quarters can be marked by local number portability, which will have all the carriers concentrating on churn reduction. We will move from churn reduction to acquisition. But it is a fact that the national penetration of wireless is what I would call nearly topped out and we are more penetrated in Cincinnati probably than others given our presence and our leading market share here. So every incremental activation you have to look at what is the return on that activation? We believe that that return will be far greater under a GSM subscriber than a TDMA. So as we transition through this my short answer is we are going to spend the capital that we said we were going spend. We are going to de-lever, de-lever, de-lever so we are looking for operating income out of all of our businesses including wireless and we will continue to do that. If the market was growing at a 30% rate I think there would be a different situation. But frankly you know as well as I do it is not. Then in terms of access lines I thought the metric if you look at total lines into the home that is really what the important thing is, whether that is a wireless line, whether


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that is a normal twisted copper pair or whether that is an ADSL line. Given the fact that we are industry leading in terms of our penetration in DSL and wireless I do not see access line loss in the quarter as being a negative in that we have had a net gain as I mentioned since 1999 just if you add DSL with twisted pair. Now beyond that we have an industry-leading share here in Cincinnati of our wireless business. As I also said we have not lost a single line to UNE-P, which indicates a lack of competitive activity. We have the same concerns that the industry has in terms of competitive activity from both facilities based voice over coax cable incursion to UNE-P in non-facilities based and we are laying the plans to address those.

Adam: Thanks very much.

Jack: You are welcome.

Operator: Our next question comes from Simon Flannery from Morgan Stanley, please go ahead.

Simon: Thank you and good morning. If I could stay on the wireless please Jack; can you give us a sense of what the coverage will be like when you launch your GSM or will it really be sort of the first quarter or the middle of next year when you have got comfortable coverage? I think some of the other TDMA conversions there has been a lot of sort of initial customer rejection of the phones because the coverage was not as good as the TDMA that they were giving up. So obviously it is important to come out


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with it right. So just give us a sense of when you think you have got 95% of where you are with TDMA. Also can you explain to us how the roaming works? I know that different roaming arrangements around TDMA versus GSM how much roaming revenue you are getting today if there is an appreciable difference in the economics you will get from AT&T and others? Then you mentioned UNE-P; is there anything on the regulatory horizon that might change some of the un-bundled rates that your competitors might be able to achieve, thanks?

Jack: Thanks Simon; it is good to talk to you. Let me start with roaming wireless revenue. Because we are an AT&T affiliate to the extent that they have about a 20% ownership in our business the last thing in the world we could do as they transition to GSM was risk a considerable amount of roaming revenue to have a stranded technology. That piece of roaming revenue of what we get is very important to us. I can tell you that we took the opportunity to improve the economics in terms of the margin on the roaming relationship that we have with AT&T. I am not prepared to say exactly what that was or is today. But we significantly improved those economics. Also we will now be managing the network here. We had a network management agreement under TDMA with AT&T that we transitioned out of, which will further improve our wireless economics here as we take over the management of that. In terms of coverage this is a bigger issue than just wireless for us here in Cincinnati because we are the telephone company, we are the DSL guy. Everything that we do has to be just absolutely bullet proof. We delayed our initial wireless entry because the network was not ready for prime time. That is why I say we are going with a very slow roll into GSM


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in the third quarter of this year. We would not anticipate major acquisition strategies in the fourth quarter. I think that by this time next year or the end of the second quarter of next year we will transition many of our 470,000 customers onto that platform. But I think in that case the devil is in the detail. In many of the segments as you can imagine as you all roam throughout the country the availability of GSM roaming outside of Cincinnati is probably more important to a certain segment of customer than the availability of GSM in market. So therefore you have to take a look at your high-value subs and say, "Do I really want that guy going to some place that he used to have TDMA coverage and now he does not have GSM because of the lack of gate phones?" So that is all in our plans. So the short answer is probably by this time next year we have completed the coverage issues internally. I expect that AT&T, Cingular, T-Mobile and others will complete their coverage issues outside of market and we will be very delicate with the people that we put out there. In terms of UNE-P regulatory; we have a very good relationship with the Public Utilities Commission of Ohio and also Kentucky and Indiana. There are very favorable rates for CLEK's here in Ohio. Again I will indicate that we have not lost a single line to UNE-P. It does give us the availability of looking at non-facilities based growth particularly into Lebanon and Dayton where we have about a $60 million wireless business in those markets and we have plans underway to see if UNE-P would actually favor us in those markets.

Simon: Thank you.

Jack: Thank you Simon.


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Operator: Our next question comes from Frank Louthan from Raymond James, please go ahead.

Frank: Good morning. Can you comment a little bit on the outlook for your tax rate going forward, where you expect that to shake out with the accrual that you had at the end of the year how that is going to be? Then on the interest expense line give a little color on what was cash versus non-cash and if that is sort of the rate that we have, that we are going to see going forward and then I have a follow-up, thanks.

Tom: Frank this is Tom. The effective tax rate going forward is going to be essentially zero as we go forward and utilize the NOL's. So effectively we will be a non-tax payer as we use up the $2.1 billion in federal tax NOL's. I think your other question was on the interest, how much is non-cash?

Frank: Yes. Just to clarify on the tax rate what exactly will you expect the hit to the income statement to be, effectively zero or will that actually have to show some sort of small tax rate?

Tom: It will continue be zero.

Frank: Okay great. Then the interest expense can you comment on what was cash and non-cash and what sort of the non-cash level of interest expense; how of that of your interest expense will be going forward?

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Tom: Yes. Of the $61 million 37 million was cash interest; the other 24 is non-cash. The biggest elements of that are the payment in kind interest we have on both the 9% and the 16% junior debt. That is about two-thirds of the $24 million. The other things are things we are amortizing into that interest expense that were fees and other financing charges at the time we issued the debt and it is about $24 million in total non-cash interest on the P&L.

Frank: Great. On DSL you said it is hitting cash flow positive. Where do you see it going forward? You obviously continue to have very solid penetration there and some good growth this year. I am hearing from other carriers who are methodically targeting their dial-up customer base; do you think that is really the next segment to get more significant growth out of DSL and are you considering sort of tiered pricing or adjusting your pricing for DSL, thanks?

Jack: Thank you Frank. I think dial-up customers who want to go to broadband they are going to make that decision, they know it is out there, they are going to do it. To me in Cincinnati we have got call it 18% penetration per household between US and Time Warner the cable company. We split the share roughly about 50%. I think that those of us as old as me who have been around and you have seen sort of the VCR's into the home and you see wireless. Interestingly enough in all technology areas when you get to about a 20% penetration of any technology in the consumer world all of a


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sudden there becomes a hockey stick land grab for market growth. We think this is very important number one for future revenue generation and also number two is we think that that is the future battle field between cable and the telco's is in the broadband market. So therefore we are very interested in what is happening there. The good news is the more noise there is in the marketplace the more revenue generation happens across the board. I think this is the kind of growth that we might have all seen three or four years ago that is in fact happening. It just happens in a slower way that we might have wished for three or four years ago. I think that is the word about DSL and broadband. The good news is that it has given us the opportunity to get our efficiencies in order and our Cap ex in order to be able to make this a net present value positive customer for us.

Frank: So are you implying you are seeing increasing demand or are you looking at adjusting pricing or marketing; how exactly are you going after that land grab you described?

Jack: I did not address how we are going to get our fair share of that. The answer to that is in the bundling. When we launched Custom Connection if you just take DSL and there is a part of that. Now Custom Connection is a $100 a month ticket to the subscriber, which includes wireless, value added services of the telco and also DSL. The way we sold that was to take the price of the complete bundle to $99 and the price of the DSL part of that from $39 to $20 but you had to sign up for the whole bundle to be able to do that. Our economics and I do not think this is any different in the normal telco



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world. The economics of DSL are not such that you could price at $20 and make money in the long-term. But if you sell the entire bundle we have enough margin in that bundle to be able to be net-net positive across. We do not view giving away DSL as a smart thing to do. We do believe that discounting it inside the bundle and getting the entire communications needs of the household is absolutely the way to go. That is why you have seen our RPU per household go to $73 from five years ago of maybe 20 to $21.

Frank: Great, thank you.

Jack: Thank you.

Operator: Our next question comes from David Barden from Bank of America Securities, please go ahead.

Rob: Hi, this is actually Rob today for David. I just had a quick question on your sequential cash flow change in the quarter for the non-broadband segments. Basically looking at the numbers there appears to be a pretty small improvement in operating income sequentially but a $58 million improvement in the operating cash performance. We noticed that accounts receivable did fall by 30 million and other liabilities, which likely contains accounts payable did jump by about 50 million. So just the working capital change, was this the driver of the cash flow improvement and if so kind of how sustainable are these improvements and kind of what is your outlook for the back half of


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the year? Along those lines could you maybe just talk about the increase in corporate cash flow? I believe there was about a $30 million increase in cash from operating activities in that category, thank you.

Tom: Thanks for the question Rob. In terms of cash flow if you recall in our first quarter results we actually did talk about some special items and seasonal items that held our cash flow down a little bit more than normal in the first quarter. So I think when you are comparing first quarter to second quarter those are obviously in play. The biggest catalyst between the improvement quarter over quarter is the working capital. I think you hit that on the nail. The corporate is the fees...we had a large amount of fees in the first quarter related to some of the refinancing we did, which are not present in the second quarter. That is what is driving the corporate cash flow number.

Rob: Can you talk about your outlook on the back half of the year and on this working capital is this the sustainable level of working capital change?

Tom: Yes we believe it is when we do not see significant changes in our working capital into the third and the fourth quarter. As we have been leading I think folks on guidance on cash flow we anticipate on an annual basis we will be producing in excess of $200 million in cash flow for the foreseeable future.

Jack: Rob let me talk about operating income as well, Rob mentioned sequential. If you look at just the go forward business and strip out the (inaudible)


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
operations revenue for the quarter it was down about 1%. That has to do again with what Tom mentioned in terms of how we are booking the Broadwing long distance, voice, Internet and long distance services that we built to our commercial accounts. Had we booked it the same-same in the past that is about a 2% swing. So revenue would have been relatively flat. Operating income, which of course that booking would not change operating income; operating income improved year over year of these businesses to about 9% and 10% sequentially. So we think that on the bottom line we have got good direction as we approach the third and fourth quarter.

Rob: All right, thank you.

Operator: Our next question comes from Sal Muoio from SM Investors, please go ahead.

Sal: Thanks. What is your flexibility in taking out the 16% debt eventually?

Tom: Sal this is Tom. That instrument has a three-year no call. So the first real economical time to take those out would be in the first quarter of 2006.

Sal: How much more cash do you need to use just to wind up the broadband Broadwing business? It was 90 million total after closing.

Tom: We expect that we will use the majority of the net proceeds of the $90 million that we receive to clean up all the remaining liabilities.


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
Sal: Does that include the $40 million in the second quarter? I have a note that said you used $40 million in...

Tom: Yes that excludes the $40 million in the second quarter. So going forward from the net proceeds we still have room we believe out of the net proceeds to eliminate the rest of the remaining liabilities. But we do not anticipate being able to net much of the net proceeds to pay down any debt.

Sal: The wireless business Jack you referred to I think you said irrational competition in certain parts of the market in the second quarter; I was hoping maybe you could talk a little bit more about that. Then on local telephone you need to talk about network access in more detail and how you meant the views were and any other trends there.

Jack: Let me answer the wireless question and ask you for clarification on the second part of your question. In terms of wireless irrationality I have been in the business since 1987 and I would love to use the word rational in any part of this segment. But it is really a continuation as local number portability absolutely has people spooked to the degree that frankly it should because keeping a customer is so much more economically advantageous particularly in a segment that has already achieved its near penetration maximums. To avoid the acquisition costs and to avoid the churn



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
costs and everything else it is just absolutely critical to maintain your churn levels as being low. Our being at 1.8 that is where we think it should be. We have done this for five years now and frankly we are the only major wireless player that does not require contracts. We do it through good service every day and value add to the customer. So the irrationality is really in terms of the taking of one customer from one carrier to the next it is very difficult to move a customer as well it should be in terms of pricing. Then you have some acquisition channels; you have seen some moves. In the retail market you have got Circuit City and Best Buy, which are the two key drivers in that along with some other drivers. But Circuit City has had a fall-off in terms of its total acquisitions and therefore more people are trying to get to the Best Buy place. You have seen some trade out to national carriers as to who it is that they are carrying. So that demand falls down on you on a local basis as well and that has probably been even a little more irrational than in the past. Can you clarify the second part of your question? I will answer it then.

Sal: Just your access minutes of use on the local side. As the long distance carriers have been losing share in different places that has been an area of erosion for different companies. I am just wondering how you are feeling that?

Jack: So carriers in long distance have had share erosion; well yes. We have a 70 share in long distance in the consumer world here primarily again through an effective use of the bundle. We are very happy with the ARPU that we get out of those subscribers across the line. We have not seen...we have actually had two price



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
increases over the last year and our share has actually improved by a minimal basis point improvement on that. In terms of accessed MOU's I am not sure that that is a metric that we have right here right now but we concede line loss. Tom do you have any other information?

Tom: Yes. Just in terms of total usage across the local access network.

Sal: (Inaudible) network access revenue lines.

Tom: Yes network access; we are seeing pretty stable year over year. It is relatively flat year over year. Now of course our share of those minutes on our own long distance offering has improved as Jack mentioned. In terms of the shifting of competition on local; because we have such a dominant share the shifting is less discernible than it is nationally.

Sal: Could I ask you one more?

Jack: Sure, go ahead.

Sal: Your stock price is starting to look like a reasonable reflection of the underlying private market value. Is there any sense that you can use that stock to do something to accelerate your ability to use the NOL's in acquisitions or is that just something that is really so far out in right field it does not matter where the stock is priced at or is it not really the strategic thrust?




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Tom: I would tell you we would make that as more of a financing decision in terms of when we saw an opportunity that was what we thought worth pursuing in terms of being able to grow our business in a profitable way. Whether we use stock or debt at that point becomes really more of a financing issue and if we think we have a strong stock price we would not preclude ourselves from using that as a vehicle to finance some sort of growth strategy.

Jack: We see de-levering as the key to the success of the business and there are a number of different sticks available to us there and when it makes sense to use one that is where we will go.

Sal: Thanks Jack, thanks Tom.

Tom: Thanks Sal.

Operator: Our next question comes from Ido Cohen from Credit Suisse First Boston, please go ahead.

Ido: Thanks; a couple of my questions have been answered. But I was hoping you could comment on how you expect the impact of pension items on the income statement to impact local margins next year and how we should look at that?


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
Tom: Hi Ido. At this point we do not have anything more than what we have talked about before, which when we were looking at 2003 impact's and looking out into 2004 we did not see a lot of net change at the time into 2004. We did see a bit of cash flow as we said somewhere between 5 and $7 million of cash impact in 2004. But to be honest the actuarials now that we have sold our broadband assets and we have had a lot of employees exiting that we expect that we will have more clarity on that in the next 90 days or so.

Ido: Then just one other thing; the equipment revenue at local can you just break that out for us for the quarter and maybe for last quarter and the year ago quarter just so we understand the trend from that item?

Tom: Basically in the year ago quarter call it was approximately $6 million and this quarter it is about $4 million in equipment sales.

Jack: Which we are an Avia re-seller in that world. So the margins on that revenue are certainly less than the margins on our on network services. So it goes to revenue reduction while operating margins and operating incomes are going up. We hate to lose any revenue but that is really based on I think more economic contraction than anything else.

Ido: What was it last quarter? You said the 4 million was the year ago or the 6 million was the year ago.




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Tom: It was relatively flat quarter to quarter first quarter to second.

Ido: Thanks.

Mike: Christine this is Mike. We probably have time for one more question.

Operator: Thank you. Our next question comes from Will Power from Robert Baird.

Will: Good morning. The first question is on the wireless side; I think you indicated that the TDMA network is fairly loaded. I wonder if you could comment on network quality issues; has there been any degradation in quality and if you have any stats to kind of support that related to maybe either blocked calls or dropped calls. Any comments along those lines would be helpful. Then secondly with the Cincinnati Bell Technology Solutions business the Q2 results; is that a reasonable run rate to kind of look at going forward? I guess any comments along those lines would be helpful too, thanks.

Jack: Thanks for your question Will. Let me introduce Mike Vanderwood to answer the dropped call issues. I would tell you that my opening comments were that we have a very strong metric-based management system. You asked the question and it is absolutely paramount and that is what is the quality of the network as you transition from TDMA to GSM. Mike do you want to talk about dropped call rates?

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
Mike: Sure. From a dropped call perspective we target below 1% dropped call rate and we have maintained that ratio pretty consistently over the past year. It usually hovers in the 0.8 to 0.9% dropped call rate and it has been maintained consistently over the last year. So we have not seen broad degradation in the quality. Really that is because we have executed the strategy to maintain our subscriber level and began executing that strategy a while ago before the situation got out of hand. So the quality has remained consistent.

Tom: On your question about the Technology Solutions Group yes I think second quarter is fairly indicative. We have obviously seen a lot as we have seen on the Avia side in our local operation. There is a lot of economic contraction taking some hardware sales away. But the services revenue has been relatively consistent. I think second quarter was a pretty good quarter to look at for the future.

Will: Thanks and just one quick follow-up on the TDMA network. It looked like you spent about $4 million or so in Cap ex. Is that about the level we should expect for Cap ex for the TDMA side of things over the next couple of quarters as well?

Jack: Yes I think that is basically it. We are in maintenance mode on that. We are not adding any new racks or radios. Any new Cap ex that you see will absolutely be around the GSM. By the way we expect that when TDMA customers transition to the


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
GSM network that will then improve the service metrics on our TDMA network as more voice paths become available.

Will: Okay thank you.

Tom: Thank you.

Jack: I would just like to close by thanking all of you for being on the call. We will be arranging a time for Tom and myself and Mike to come to New York in the next couple of weeks to the extent that you are there. If you would like to visit I would ask you to call Mike directly and I want to thank all of you again for being on the call and wish you a good day.

C7447815/1271
Job #:  1701009
DT:  08/02/03
*Please Note:  Proper names/organizations not verified.




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